Exhibit 99.1

Tobira Therapeutics Announces Initiation of ORION, a Phase 2a Study of Cenicriviroc in Obese Patients with Suspected Fatty Liver Disease

SOUTH SAN FRANCISCO, Calif. – August 17, 2015 – Tobira Therapeutics, Inc. (NASDAQ: TBRA), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel treatments for liver and inflammatory diseases, announced today the enrollment of the first patient into the Phase 2a ORION study. ORION is a randomized, double-blind, placebo-controlled study evaluating the treatment effects of cenicriviroc (CVC) in approximately 50 obese adults (BMI ≥ 30 kg/m2) with prediabetes or diabetes and suspected non-alcoholic fatty liver disease (NAFLD). The primary outcome of ORION will measure changes in insulin sensitivity in peripheral and adipose tissue over a 24-week period and will include an interim analysis at 12 weeks.

The over-expression of CCR2 and CCR5 receptors and their ligands in fat tissue of obese patients has been shown to promote inflammation and increase insulin resistance. Insulin resistance is associated with the development of NAFLD and is a key driver for disease progression to its more severe form, non-alcoholic steatohepatitis (NASH), as well as other diabetes related complications.

“The ORION study will help us to further understand the full spectrum of potential activity of CVC along the continuum of fatty liver disease. We expect interim data from ORION in the first half of 2016,” said Laurent Fischer, M.D., chief executive officer of Tobira Therapeutics.

Details about ORION can be found at www.clinicaltrials.gov using identifier NCT 02330549.

About Cenicriviroc (CVC) and Non-alcoholic Steatohepatitis (NASH)

CVC is an oral, once-daily, potent immunomodulator that blocks two chemokine receptors, CCR2 and CCR5, which are intricately involved in the inflammatory and fibrogenic pathways in NASH that cause liver damage and often lead to cirrhosis, liver cancer or liver failure. This mechanism differs from other compounds currently in development for NASH. Tobira believes this novel approach will establish CVC as both a single-agent and as a cornerstone treatment in multi-therapy regimens for NASH, for which there is currently no approved drug.

CVC is currently being evaluated in Tobira’s fully enrolled global Phase 2b CENTAUR study (identifier NCT02217475) and the company expects to announce the study’s primary endpoint in the third quarter of 2016. CENTAUR is comparing CVC to placebo in 289 patients with NASH and liver fibrosis. CVC has been granted Fast Track status in patients with NASH and liver fibrosis, the patient population at highest risk of progression to cirrhosis. The CENTAUR study includes surrogate endpoints identified as suitable for registrational studies in findings of an FDA-AASLD workshop recently reported in Hepatology. To date, over 600 subjects have been dosed with CVC in Phase 1 and Phase 2b clinical studies, including 115 HIV-1 infected subjects on treatment for up to 48 weeks.

NASH is an emerging health crisis impacting 3% to 5% of the U.S. population and 2% to 4% globally. It is the fastest growing cause of liver cancer and liver transplant in the U.S. due to the rise in obesity. Additionally, this population is estimated to be three to five times larger than the size of the population with hepatitis C in the U.S.

About Tobira Therapeutics

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of therapies to treat liver disease, inflammation, fibrosis and HIV. The company’s lead product candidate, cenicriviroc (CVC), is a first-in-class immunomodulator and dual inhibitor of CCR2 and CCR5 being evaluated for the treatment of non-alcoholic steatohepatitis (NASH) and HIV. Learn more about Tobira at www.tobiratherapeutics.com.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company’s clinical development of cenicriviroc (CVC), the potential timing and outcomes of clinical studies of CVC undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all; the company’s ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s other filings with the Securities and Exchange Commission.

Tobira Investor & Media Contact:

Ian Clements, PhD

(650) 351-50183

ir@tobiratherapeutics.com

Canale Communications Media Contact:

Pam Lord

(619) 849-5375

pam@canalecomm.com